SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Date of Receipt: January 14, 2022

This Separation Agreement and Release of Claims ("Agreement") is made by and between **Bettina Welsh** ("Executive"), an individual, and **ICF International, Inc.**, a Delaware corporation ("ICF" or the "Company").

WHEREAS, Executive is employed on a full-time basis by ICF;

WHEREAS, Executive is a party to a Letter Agreement with ICF dated February 27, 2020 and executed by Executive on February 26, 2020 ("Letter Agreement"), which is attached hereto;

WHEREAS, the Letter Agreement provides for certain severance benefits, in exchange for Executive's execution of a separation agreement and release of claims, in the event Executive's employment is involuntarily terminated without "Cause" not within the Post-Change in Control Period, as defined in the Letter Agreement;

WHEREAS, ICF has notified Executive of its intent to separate Executive's employment involuntarily without "Cause" not within the Post-Change in Control Period, as defined in the Letter Agreement;

WHEREAS, the parties have discussed Executive's separation and have mutually agreed that Executive will cease serving as Chief Financial Officer of the Company immediately following the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 ("Transition Date"), which the Company and the Executive expect to occur on or before February 28, 2022;

WHEREAS, provided Executive executes, delivers and does not revoke this Agreement, the parties have agreed that, following the Transition Date, Executive will remain employed with ICF to assist with complete remaining work activities and the transition of Executive's role and work to others, and the Executive's employment with the Company will be separated effective April 8, 2022 or earlier should Executive resign Executive's employment prior to April 8, 2022 ("Separation Date");

WHEREAS, provided Executive executes, delivers and does not revoke this Agreement, ICF shall provide Executive with: (i) the severance benefits set forth in the Letter Agreement related to an involuntary termination without Cause not within the Post-Change in Control Period; and (ii) additional separation benefits as set forth herein to assist Executive in the period of transition following Executive's separation, even though Executive is not entitled to such additional separation benefits under Company policy or any agreement; and

WHEREAS, Executive acknowledges that this Agreement must also be fully executed by all parties in order to be eligible for the separation benefits discussed herein and for the terms and conditions of this Agreement to be in effect.

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. **Final Payments**. Regardless of whether Executive signs this Agreement, Executive shall receive the following:

    a. *Final Pay; 2021 Bonus.* Executive shall cease being a full-time employee as of the Separation Date, and ICF shall pay Executive's base salary through Separation Date, less applicable taxes and other required withholding, in accordance with applicable state law. The Executive will receive a bonus under the Company's Annual Incentive Plan program for calendar year 2021 as determined by the Company's Human Capital Committee of the

Board of Directors and payable as and when it would otherwise be paid to similarly-situated executives, less taxes and other required withholdings.

b. *Group Health Plan.* Provided Executive is otherwise eligible, Executive and currently enrolled dependents shall be eligible to continue participation in the ICF group health plans in which they are currently enrolled, pursuant to the health care continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). Executive shall be solely responsible for electing such coverage by properly returning the COBRA election form that Executive will receive.

2. **Separation Benefits.** In consideration of Executive's execution, without revocation, of this Agreement, including the release set forth herein and following the Separation Date execution and non-revocation of the Last Day Release required under Section 2(f) below, Executive shall receive the following (collectively, the "Severance Benefits"):

a. *Transition Pay.* During the period from the Transition Date through the Separation Date, Executive will be paid her salary, with such amounts paid in the normal payroll cycle, less applicable taxes and other required withholding. During the period from the Transition Date through the Separation Date, the Executive shall work with the Chief Executive Officer and others to complete outstanding projects and transition her work prior to the Separation Date.

b. *Severance Pay.* Within 60 days following the Separation Date, Executive shall begin receiving 12 months of severance pay based upon the Executive's base salary as of the Transition Date, less taxes and other required withholding, such severance pay to be paid in bi-weekly equal installments in accordance with the Company's regularly scheduled pay dates and shall continue on each subsequent bi-weekly payroll date until paid in full. In the event the 60-day period begins in one calendar year and ends in a second calendar year, payment of such installments shall commence in the second calendar year.

c. *Bonus.* Within 90 days following the Separation Date, Executive will be paid a lump sum amount reflecting (i) Executive's target bonus for 2022, which will be $315,700, (ii) an amount determined by the Company as reflecting the balance of the Executive's sign-on bonus when hired by the Company, which will be $312,886, and (iii) a supplemental amount of $50,000; each amount of which will be paid less taxes and other required withholdings. The bonus amounts set forth in this Section 2(c) shall fully satisfy payment of any bonus payment that would have been required to be paid as part of severance benefits under the Letter Agreement. Except as set forth in this Section 2(c), Executive shall not be eligible for any bonus with respect to calendar year 2022 or thereafter (including, for purposes of clarity, any short-term or long-term incentive payment).

d. *Payment of COBRA Premiums.* Provided Executive is eligible for and timely elects COBRA coverage, as referenced above, ICF will pay the employer's share of COBRA coverage for Executive and currently enrolled dependents for the first 12 months of Executive's COBRA group health plan coverage, with Executive paying the equivalent of the employee's share of premiums directly to the Company's COBRA service provider. After that time, Executive shall be solely responsible for the entire payment of such premiums, plus a 2% administration fee. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and is eligible to receive group health plan coverage from such employer, the Company's obligations under this Section 2(d) shall cease as of the date Executive is eligible for health benefits through Executive's new employer. Executive agrees that Executive shall notify the Company of any such new employment.

e. *Career Assistance Services.* Executive will be eligible to participate in a 6-month executive career transition service offered by the Company's service provider, provided that Executive initiates use of their services within 3 months of the Separation Date.

f. *Execution of Last Day Release.* On or within twenty-one (21) days following (but not prior to) the Separation Date, Executive shall execute and return to the designated representative of Company, the Last Day Release appended hereto as **Attachment A** that (i) confirms that the Executive is not entitled to any further benefits or compensation except as set forth in this Agreement and (ii) that Executive waives any and all rights or claims that Executive may claim to have against Company or its Affiliates, except as specifically provided in this Agreement. Executive's failure to execute and return the Last Day Release in a timely manner shall result in the loss of the pay and benefits associated with the Severance Pay, Bonus, COBRA Payments, Career Assistance Services, and Transition Payments described in Sections 2(a) - 2(e) above.

g. *Resignation.* At Executive's option, Executive may choose to have Executive's separation noted in the Company's employment records as a resignation by submitting a simple letter of resignation within three days of Executive's execution of this Agreement. Nothing herein shall preclude ICF from answering truthfully any government or other agency inquiries pertaining to such separation nor shall any such notation preclude ICF from characterizing the Severance Benefits described in Sections 2(a) - 2(e) above as payments made under a separation pay plan that are exempt from Code Section 409A (as defined in Section 8 below).

Except as set forth in this Agreement or as required by federal or state law and/or under the terms of any of the Company's qualified plans, this Agreement sets forth the full extent of severance and benefits to which Executive is or may be entitled as a result of the separation of Executive's employment with ICF, and Executive shall not be entitled to any additional compensation relating to Executive's employment or separation from employment. Executive acknowledges and agrees that the Severance Benefits set forth in this Agreement are in full satisfaction of, and are not in addition to, the severance payments and benefits under the Letter Agreement.

3. **Additional Acknowledgments and Agreements**. In further consideration of the Severance Benefits provided above, Executive represents and warrants to each of the following:

a. *Resignation of Company Appointments.* If Executive served as a director, named executive officer and/or corporate officer of the Company or one or more of its affiliates, Executive shall be deemed to have resigned all such officer position(s) as of the Transition Date. Thereafter, Executive's employment will be employed on an at-will basis through the Separation Date. Executive shall cease being an employee of the Company as of the Separation Date.

b. *Return of Equipment and Documents.* By the Separation Date, Executive shall return to ICF any and all equipment and documents (whether in hard copy of electronic form) belonging to the Company, except that Executive may retain documents pertaining exclusively to Executive's employment such as payroll stubs, benefits information, etc.

c. *Business Expense Reimbursement.* Executive agrees that, within fifteen (15) days of the Separation Date, Executive will submit Executive's final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which Executive seeks reimbursement. Company will reimburse Executive for these expenses within thirty (30) days.

d. *Equity Grants.* During Executive's employment, Executive participated in the ICF 2018 Omnibus Incentive Plan, as amended, (the "2018 Plan"). Treatment of any grant awards issued to Executive under the plan, including with respect to any vesting and forfeiture, shall be governed by the terms of the applicable grant agreements and the 2018 Plan. Executive acknowledges that no additional equity grants will be made to Executive.

e. *Cooperation Clause*. Executive agrees that Executive will cooperate with ICF with respect to matters under Executive's responsibility during her tenure with the Company and also with respect to any investigation, defense or prosecution of any potential or actual claim or lawsuit by or against ICF or its affiliates. As used herein, the term "cooperate" means being available from time to time, after reasonable notice, for meetings with counsel, not communicating with non-governmental parties known to be adverse to ICF except by way of deposition or trial testimony, being available, after reasonable notice, for deposition and trial testimony upon instruction of counsel for ICF, and executing those documents and truthful affidavits requested from time to time by counsel to ICF, *provided, however*, that nothing herein shall preclude Executive from responding to or participating in any inquiry by any government agency or any inquiry that is subject to legal process, and further provided that Executive provides advance notice to the Company of each such request or requirement, if and to the extent not restricted by the terms of applicable law, and Executive shall reasonably cooperate with the Company, at its request, in objecting to such request or requirement. ICF agrees that, if Executive's assistance is required, the Company will reimburse Executive for any lost wages or leave, as well as any reasonable expenses, Executive incurs in assisting ICF in any such matter.

f. *Confidentiality*. Executive acknowledges that, as part of Executive's employment, Executive had access to information of a nature not generally disclosed to the public, and Executive agrees to keep confidential and not disclose to anyone, the business, proprietary, and trade secret information in Executive's possession, as well as any personal, confidential, or otherwise proprietary information regarding the Company's employees, customers and clients, and/or the Company's personnel practices and related matters. This obligation is understood to be in addition to, and not as any replacement for, any agreements Executive signed with the Company concerning confidentiality, trade secrets, non-disclosure, non-competition, non-solicitation, and/or assignment of inventions or other intellectual property developments, including without limitation the Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement executed by Executive, which agreements will remain in full force and effect. Pursuant to the Defend Trade Secrets Act of 2016, Executive further acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

g. *Payments for Time Worked*. Executive represents and warrants: (i) Executive has accurately recorded and been properly paid for all time worked on behalf of ICF; (ii) Executive has received all salary, wages, commissions, bonuses, and other compensation due to the Executive, other than the amounts set forth in this Agreement; and (iii) Executive has not engaged in and is not aware of any unlawful conduct relating to the business of ICF.

4. **<u>Release</u>**. Executive, on Executive's own part and on behalf of Executive's descendants, dependents, heirs, executors, administrators, assigns, and successors, hereby covenants not to sue and fully releases, acquits, and discharges ICF, and its parent(s), subsidiaries, affiliates, divisions, owners, directors, officers, agents, employees, shareholders, representatives, assigns, insurers, and successors (collectively referred to as "ICF Releasees") with respect to and from any and all claims, agreements, contracts, actions, suits, causes of action, attorneys' fees, damages, and liabilities of

whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive has owned or held against ICF Releasees at any time up to the date of this Agreement, including, without limitation, those arising out of or in any way connected with Executive's employment relationship with ICF or Executive's separation from employment from ICF.

Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without approval of or notice to the Company. Notwithstanding the foregoing, by signing this Agreement, Executive is agreeing to waive all of Executive's past and present rights to recover personal relief or monetary damages arising out of Executive's employment and termination, with the exception of any whistleblower awards or incentives that may be available to Executive for providing information to the Department of Justice, the Securities and Exchange Commission, Congress, or any federal Inspector General, or any other damages that cannot be waived by applicable law.

- Waiver of Claims Under the Age Discrimination in Employment Act. Executive recognizes that, in signing this Agreement, Executive is waiving Executive's right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 *et seq.* ("ADEA") arising prior to the date that Executive executes this Agreement. Executive understands that Executive may take forty-five (45) days from the date this Agreement is presented to Executive to consider whether to execute this Agreement. Executive is advised (by this Agreement) to consult with an attorney prior to execution of this Agreement. Once Executive has executed this Agreement, Executive may revoke the Agreement at any time during the seven (7) day period following Executive's execution of the Agreement. After seven (7) days have passed following Executive's execution of this Agreement, Executive's execution of this Agreement shall be final and irrevocable. To revoke this Agreement, Executive must provide notice of revocation to ICF's Chief Human Resources Officer via hand-delivery or certified mail. Executive acknowledges and agrees that: (i) the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement, nor does it apply to Executive's right to challenge the validity of this Agreement's waiver and release of claims under the ADEA; and (ii) the Severance Benefits that are being provided to Executive are of significant value and in addition to what Executive otherwise would be entitled.

In the event this release could become effective in one of two taxable years depending on when Executive executes and delivers this Agreement, the release will be deemed executed in the later of such tax years.

Further, this Section 4 shall not be construed to limit Executive's rights to indemnification from the Company for her acts in good faith and in the course of serving as an officer or director of the Company, or its affiliates, solely as and to the extent otherwise provided for in the Bylaws of the Company, or such affiliates, as the case may be.

5. Nondisparagement. Executive covenants and agrees that Executive will not at any time, directly, indirectly or through any entity in which Executive is an officer, director, employee, consultant, or shareholder, either orally, in writing, or through any medium (including, but not limited to, television, newspapers, magazines, social media, or any other form of communication), disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of ICF, or any officer, director, employee, agent or representative of ICF, *provided, however*, nothing herein shall

preclude Executive from testifying truthfully pursuant to a lawfully issued subpoena or from truthfully responding to or participating in any government inquiry or engaging in any other rights protected under applicable law.

The Company shall instruct its current directors and officers who are aware of this Agreement not to disparage, criticize, or make statements about Executive which are negative, detrimental, or otherwise reasonably likely to result in any material harm to Executive; provided, that such instruction (i) shall be limited to the Company's then current directors and officers and only for so long as they are serving as a director or officer of the Company and (ii) shall not apply to internal communications among any such officers and/or directors or communications between any such officer or director and any of the Company's outside advisors.

6. Adherence to Other Post-Termination Obligations. Executive understands and agrees that Executive continues to be bound by the terms of any restrictive covenant agreement that Executive executed with the Company, including, but not limited to, the Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement, and that all such agreements are valid and enforceable. To be eligible to receive the Severance Benefits set forth in Section 2 above, the Executive must comply with the terms of any and all agreements between Executive and the Company containing post-employment obligations, including, but not limited to, the Company's Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement.

7. Compliance with Applicable Laws/Clawback as Per the Letter Agreement.

   a. The terms Cause, Clawback Event, Code, Excess Incentive Award, and Incentive Plan below shall have the meanings defined in the Letter Agreement.

   b. Taxes and other applicable withholdings will be withheld from payments and benefits under this Agreement to the extent the Company determines they are allowed or required by law. Executive is solely responsible for the payment of any tax liability, including any taxes and penalties arising under Section 409A of the Code that may result from any payments or benefits that Executive receives pursuant to this Agreement. The Company shall not have any obligation to pay, mitigate, or protect Executive from any such tax liabilities.

   c. The provisions of this Agreement are intended to comply with, or be exempt from, Code Section 409A, and the Company shall have complete and sole discretion to interpret and construe this Agreement and any associated documents in any manner that complies with, or complies with an exemption from (or otherwise conforms them to), the requirements of Code Section 409A including, without limitation, imposing any 6-month delay that may be required for severance payments and benefits under this Agreement to Executive if (i) such constitute nonqualified deferred compensation subject to Code Section 409A, and (ii) Executive is classified as a "specified employee" under Code Section 409A. The Company reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of Executive or anyone else in order to maintain an exemption from (or conformity with) Code Section 409A. Executive's execution of this Agreement constitutes acknowledgement and consent to such rights of the Company. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service." The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

d. Each payment of Executive's severance or other benefits pursuant to this Agreement shall be deemed to be a separate payment for purposes of applying the provisions of Code Section 409A. In addition, if Executive is a specified employee (within the meaning of Code Section 409A and the Company's Specified Executive Identification Policy) on the date of Executive's Separation from Service, notwithstanding any other provision of this Agreement to the contrary, in the event that any severance benefit payment is not exempt from Code Section 409A (including which when aggregated with all other severance benefit payments previously made to Executive, would exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A)), such payment shall not be made prior to the date that is the earliest of (i) 6 months after the date of Executive's separation from service; (ii) Executive's death; or (iii) such other date that will cause such payment to Executive not to be subject to any additional tax imposed pursuant to the provisions of Section 409A.

e. With respect to events or matters occurring after the date of this Agreement and notwithstanding other provisions to the contrary, if a Clawback Event occurs, then, within no longer than three years after the latest to occur of the event or the harm to the Company (as determined in the discretion of the Compensation Committee of the Board) (except for those matters that are the product of fraud, which shall be limited only by statute of limitation periods), the Compensation Committee may determine and recommend to the Board of Directors (acting in its sole discretion but in good faith) that the Company recover (including, without limitation, through forfeiture) all or a portion of any incentive compensation (including short-term incentive awards or bonuses and long-term (equity) incentive awards) that was granted after the date of this Agreement based wholly or in part on a financial reporting, stock price or similar shareholder return measure (excluding, for the avoidance of doubt, base salary, severance payments and equity awards that were not granted after the date of this Agreement based wholly or in part on a financial reporting, stock price or similar shareholder return measure, such as equity awards that vest based on the passage of time) under an incentive compensation plan or other incentive compensation arrangement with respect to any fiscal year(s) of the Company that were negatively affected by such events or matters.

   Following and based upon the recommendation of the Compensation Committee, the independent members of the Board of Directors shall review the recommendation and determine whether to direct the Company to assess a recovery from Executive and the amount of recovery to be assessed as an Excess Incentive Award (as defined herein). In no event shall the amount to be recovered from Executive by the Company in such situations be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as applicable). For the avoidance of doubt, in the event the Clawback Event occurs prior to the third anniversary of this Agreement, the recovery provided for herein shall be limited to Excess Incentive Awards that were granted after the date of this Agreement. To the extent the immediately preceding sentence limits the recovery provided for herein, the Company may, in the discretion of the independent directors, apply agreements, arrangements or policies in effect prior to the date of this Agreement, but in all cases subject to the terms of the applicable agreements, arrangements and policies and applicable law, and in no event on a basis that would generate an aggregate recovery in excess of that provided for herein if the application of this Agreement was not limited as provided in the immediately preceding sentence.

   The Board, acting through the independent directors, shall determine whether the Company will recover from Executive such amounts by: (i) seeking repayment, (ii) forfeiting or reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Executive under any compensatory plan, program, or arrangement maintained by the Company, (iii) withholding

payment of future increases in Executive's compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) any combination of the foregoing. If so determined by the Board, Executive shall be required to repay the Excess Incentive Award to the Company.

f. To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

8. Entire Agreement. This Agreement and the Last Day Release attached hereto constitutes and contains the entire agreement and understanding concerning Executive's employment and separation of employment, and the other subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, except that Executive shall continue to be obligated to comply with the terms of any restrictive covenant or confidentiality agreement Executive executed in connection with Executive's employment with the Company, including without limitation the Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement executed by Executive. This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

9. Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the Commonwealth of Virginia.

10. No Admissions. It is further understood and agreed that nothing in this Agreement is intended to be, and is not, an admission by Company of any liability, fault, or impropriety.

11. Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

12. Assignability/Death. This Agreement may be assigned and inure to the benefit of ICF or any successor of ICF whether by merger, sale of assets, reorganization or otherwise. In the event of Executive's death following one of the payout events above, and subject to the terms hereof, any unpaid severance benefits shall be paid to the representative of Executive's estate.

13. Enforcement; Attorneys' Fees. Should either party be required to bring a legal action to enforce the terms of this Agreement, including the terms of the release, the prevailing party in such action shall be entitled to receive its attorneys' fees and costs incurred in bringing such action.

14. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned once delivered and fully-executed by the parties. Facsimile signatures shall be considered originals. The parties acknowledge and agree to use and accept electronic signatures, and this Agreement may be executed using electronic signatures. Further, the parties agree that neither party shall raise a challenge that this Agreement is invalid or unenforceable solely because any electronic signature is not an advanced electronic signature, due to the absence of a qualified certificate and/or any other challenge under local law due the use of

electronic signatures. Such electronic execution and delivery shall be considered valid, binding and effective for all purposes.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE	**ICF INTERNATIONAL, INC.**
/s/	By: /s/
Bettina Welsh	Name: Caryn McGarry
Chief Financial Officer	Title: CHRO
Date: 1/14/2022	Date: 1/20/2022

ATTACHMENT A
Last Day Release

In accordance with Section 2(f) of the Separation Agreement and Release of Claims ("Agreement") previously signed by Bettina Welsh ("Executive"), Executive and ICF International Inc. ("Company"), for itself and its affiliates, hereby agree as follows

1. Release by Executive. In exchange for the benefits set forth in the Agreement, including, but not limited to, Company's payment of the Severance Pay, Bonus, COBRA Premiums, Career Assistance Services, and Transition Payments, as set forth in the Agreement, Executive, on behalf of Executive, Executive's descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges Company, its affiliates and successors, and their respective administrators, and legal and personal representatives; former and/or current officers, directors, employees, stockholders, managers, supervisors, agents, attorneys, predecessors, successors, assigns, trustees, purchasers, partners, principals, and privies; and insurers (individually or collectively referred to as the "Company Releasees") with respect to, and from any and all, claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, entitlements and notices, causes of action, obligations, debts, costs, expenses, interests, attorneys' fees, contributions, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which Executive has at any time heretofore owned or held against said Company Releasees, including, without limitation, those arising out of or in any way connected with Executive's employment relationship with Company or Executive's separation from employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any of them, committed or omitted prior to the date of this Agreement, and including, without limitation, claims for breach of contract, unpaid wages, unpaid bonuses, unpaid commissions, libel, slander, wrongful discharge, wrongful failure to hire, intentional infliction of emotional harm, or other tort, or discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment.

   Waiver of Claims Under the Age Discrimination in Employment Act. Executive recognizes that, in signing this Last Day Release, Executive is waiving Executive's right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 *et seq.* ("ADEA") arising prior to the date that Executive executes this Last Day Release. Executive acknowledges that Executive has been provided 21 days from the date this Last Day Release was presented to Executive to consider whether to execute it. Executive is advised (by this Last Day Release) to consult with an attorney prior to execution of this Last Day Release. Once Executive has executed this Last Day Release, Executive may revoke this Last Day Release at any time during the 7-day period following Executive's execution of this Last Day Release. After 7 days have passed following Executive's execution of this Last Day Release, Executive's execution of this Last Day Release shall be final and irrevocable. To revoke this Last Day Release, Executive must provide notice of revocation to ICF's Chief Human Resources Officer via hand-delivery or certified mail. Executive acknowledges and agrees that: (i) the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Last Day Release, nor does it apply to Executive's right to challenge the validity of this Last Day Release's waiver and release of claims under the ADEA; and (ii) the Severance Benefits (as defined in the Agreement) that are being provided to Executive are of significant value and in addition to what Executive otherwise would be entitled.

   Further, this Section shall not be construed to limit Executive's rights to indemnification from the Company for her acts in good faith and in the course of serving as an officer or director of the Company, or its affiliates, solely as and to the extent otherwise provided for in the Bylaws of the Company, or such affiliates, as the case may be.

2. **Certification of Return of Property**. Executive hereby certifies that Executive has returned to Company

any and all data, materials, property, equipment or other information, tangible or intangible, possessed or controlled at any time by Executive belonging to, or under the control of, Company or its Affiliates, and Executive has not retained any copies, compilations, extracts, excerpts, summaries or other notes of any files, documents, software, customer data base or other data of, or relating to, Company, its Affiliates, or their business, except personnel documents specifically relating to Executive's employment and benefits with Company.

3. **Full Effect of Separation Agreement**. The parties hereto acknowledges that this Last Day Release in no way supersedes the Agreement previously signed between Executive and Company and that all of the provisions of that Agreement remain in full force and effect.

Executive understands that Executive must execute and return this Last Day Release to the designated representative of Company on or within twenty-one (21) days following (but not prior to) the Separation Date and not revoke it, and that failure to do so in a timely manner, as well as Executive's revocation of this Last Day Release, shall result in the loss of eligibility for the Severance Pay, Bonus, COBRA Premiums, Career Assistance Services, and Transition Payments, set forth in the Agreement.

EXECUTIVE	**ICF INTERNATIONAL, INC.**
Name: Bettina Welsh	By:
Date:	Name:
	Title:
	Date: